Exhibit 99.1

(NASDAQ: BOCH)

Company Press Release

For immediate release:

Redding Bank of Commerce™ Announces New Bank Director,

Linda J. Miles

REDDING, California, May 23, 2013 / PR Newswire — Patrick J. Moty, President and CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $979 million bank holding company and parent company of Redding Bank of Commerce™, today proudly announced the addition of Linda J. Miles to the Redding Bank of Commerce Board of Directors, effective July 1, 2013.

“We are extremely pleased to have Linda J. Miles join the Redding Bank of Commerce Board of Directors. She brings a level of expertise and knowledge of community banking and in particular Redding Bank of Commerce that is unsurpassed. Linda was an asset to the Bank during her 24 years as an executive officer and now has the opportunity to continue to guide the bank as a board member.” said Patrick J. Moty, President and CEO.

Ms. Miles served as Executive Vice President and Chief Operating Officer of Redding Bank of Commerce from May 2009 until her retirement in February 2013. Prior to that, she served as Chief Financial Officer from October 1989 to May 2009. Before joining the Company, Ms. Miles was Senior Vice President and Chief Financial Officer at another California independent financial institution.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959